Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports
Second Quarter 2010 Results
•	Consolidated sales of $1.26 billion increased 9.6% sequentially and 8.6% over last year’s comparable quarter

•	Construction end market sales increased 17% sequentially and 4% over last year’s comparable quarter

•	Operating margins improved to 4.1%, up 80 basis points from the first quarter 2010

•	Financial liquidity at an all time record and debt reduced by $115 million year-to-date
PITTSBURGH, July 22, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its second quarter 2010 financial results.
The following are results for the three months ended June 30, 2010 compared to the three months ended June 30, 2009:
•	Consolidated net sales were $1,259.1 million for the second quarter of 2010, compared to $1,159.2 million for the second quarter of 2009, an increase of 8.6%. Second quarter 2010 consolidated net sales included a 1.9% positive impact from foreign exchange rates. Second quarter sales increased 9.6% compared to the first quarter 2010 and included a 0.4% positive impact from foreign exchange.

•	Gross profit was $242.9 million, or 19.3% of sales, for the second quarter of 2010, compared to $223.9 million, or 19.3% of sales, for 2009. The relative sequential strength of construction end market sales had a negative mix impact on second quarter gross margins when compared to the first quarter’s result of 19.8%.

•	Sales, general & administrative (SG&A) expenses were $186.0 million, or 14.8% of sales for the current quarter, compared to $169.9 million, or 14.7% of sales for 2009. WESCO’s second quarter 2009 SG&A expenses included a net favorable impact of approximately $10 million in temporary cost and discretionary benefit reductions.

•	Operating profit was $51.3 million, or 4.1% of sales, for the current quarter, compared to $47.6 million, or 4.1% of sales for the comparable 2009 quarter. After adjusting for the 2009 impact of the temporary cost and discretionary benefit reductions, operating margins improved by approximately 80 basis points.

•	Total interest expense for the second quarter of 2010 was $14.4 million compared to $13.8 million for the second quarter 2009. Interest expense in the current quarter was comprised of $13.1 million of cash interest expense and $1.3 million of non-cash interest expense. Interest expense in the prior year quarter was comprised of $10.0 million of cash interest and $3.8 million of non-cash interest.
•	Effective tax rate for the current quarter was 28.2% compared to 24.2% for the prior year quarter.

•	Net income for the current quarter was $27.8 million compared to $26.4 million for the prior year quarter and $19.2 million for the first quarter 2010.

•	Diluted earnings per share for the second quarter of 2010 was $0.60 per share, based on 46.0 million shares outstanding versus $0.62 per share in the second quarter of 2009, based on 42.7 million shares outstanding, and first quarter’s $0.44 per share based on 43.7 million shares outstanding.

•	Free cash flow for the second quarter was a use of $3.7 million to support sales growth in the second quarter.
John J. Engel, WESCO’s Chief Executive Officer, stated, “We are pleased with our sales and operating margin results and the improving momentum across our business. All four of our major end markets and all six of our major product categories experienced positive sequential sales growth during the quarter. The last time we saw all our end markets and product categories grow sequentially was the second quarter of 2008, and the third quarter of 2004. The recent acquisition of Potelcom in the quarter is consistent with our strategy of increasing sales in key industry segments and geographic regions. We see excellent opportunities to strengthen our portfolio, invest in our growth initiatives, and improve our market position as we expand our business through the recovery phase of this economic cycle.”
The following results are for the six months ended June 30, 2010 compared to the six months ended June 30, 2009:
•	Consolidated net sales were $2,407.7 million for the first six months of 2010 compared to $2,338.8 million for the first six months of 2009, an increase of 2.9%. Consolidated net sales included a 1.9% positive impact from foreign exchange rates.

•	Gross profit was $470.3 million, or 19.5% of sales, for the first six months of 2010, compared to $462.0 million, or 19.8% of sales, for the first six months of 2009.

•	SG&A expenses were $369.0 million, or 15.3% of sales, for the first six months of 2010, compared to $357.3 million, or 15.3% of sales for the first six months of 2009.

•	Operating profit was $89.6 million, or 3.7% of sales, for the six months ended June 30, 2010, compared to $91.2 million, or 3.9% of sales for the six months ended June 30, 2009.

•	Total interest expense for the six months ended June 30, 2010 was $27.9 million compared to $26.4 million for the six months ended June 30, 2009. Interest expense in the first half of 2010 was comprised of $25.3 million cash interest expense and $2.6 million non-cash interest expense. Interest expense in the first half of 2009 was comprised of $18.7 million cash interest expense and $7.7 million non-cash interest expense.
•	Effective six month tax rate was 28.8% for 2010 compared to 26.4% for 2009.

•	Net income for the first six months of 2010 was $47.0 million compared to $49.7 million for the first six months of 2009.

•	Diluted earnings per share for the first six months of 2010 was $1.04 per share, based on 45.0 million shares outstanding versus $1.17 per share for the first six months of 2009, based on 42.6 million shares outstanding.

•	Free cash flow for the first six months of 2010 was $62.8 million, compared to $198.5 million in the comparable prior year period.
Mr. Engel continued, “The market remains highly competitive and our customers’ needs for supply chain efficiency and effectiveness are greater than ever. I am very proud of the “extra effort” of our WESCO employees and their commitment to understanding our customers’ needs. We are responding with solutions which utilize our entire portfolio of products and services while extending beyond the traditional distributor relationship.”
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Teleconference
WESCO will conduct a teleconference to discuss the second quarter earnings as described in this News Release on Thursday, July 22, 2010, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	June 30,		June 30,
	2010		2009

Net sales	$1,259.1		$1,159.2
Cost of goods sold (excluding depreciation and amortization below)	1,016.2	80.7%	935.3	80.7%
Selling, general and administrative expenses	186.0	14.8%	169.9	14.7%
Depreciation and amortization	5.6		6.4

Income from operations	51.3	4.1%	47.6	4.1%
Interest expense, net	14.4		13.8
Other income	(1.8)		(1.1)

Income before income taxes	38.7	3.1%	34.9	3.0%
Provision for income taxes	10.9		8.5

Net income	$27.8	2.2%	$26.4	2.3%

Diluted earnings per common share	$0.60		$0.62
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	46.0		42.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Six Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010		2009

Net sales	$2,407.7		$2,338.8
Cost of goods sold (excluding depreciation and amortization below)	1,937.4	80.5%	1,876.8	80.2%
Selling, general and administrative expenses	369.0	15.3%	357.3	15.3%
Depreciation and amortization	11.7		13.5

Income from operations	89.6	3.7%	91.2	3.9%
Interest expense, net	27.9		26.4
Other income	(4.3)		(2.7)

Income before income taxes	66.0	2.7%	67.5	2.9%
Provision for income taxes	19.0		17.8

Net income	$47.0	2.0%	$49.7	2.1%

Diluted earnings per common share	$1.04		$1.17
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	45.0		42.6

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current Assets
Cash and cash equivalents	$95.8	$112.3
Trade accounts receivable	731.3	635.8
Inventories, net	531.5	507.2
Other current assets	45.9	75.7

Total current assets	1,404.5	1,331.0
Other assets	1,116.8	1,163.2

Total assets	$2,521.3	$2,494.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$540.7	$453.1
Current debt	96.0	94.0
Other current liabilities	130.4	133.7

Total current liabilities	767.1	680.8

Long-term debt	483.8	597.9
Other noncurrent liabilities	219.1	219.2

Total liabilities	1,470.0	1,497.9

Stockholders’ Equity
Total stockholders’ equity	1,051.3	996.3

Total liabilities and stockholders’ equity	$2,521.3	$2,494.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2010	2009
Operating Activities:
Net income	$47.0	$49.7
Add back (deduct):
Depreciation and amortization	11.7	13.5
Deferred income taxes	(3.8)	5.4
Change in Trade and other receivables, net	(80.2)	132.9
Change in Inventories, net	(21.8)	92.0
Change in Accounts Payable	85.8	(72.6)
Other	30.1	(16.2)

Net cash provided by operating activities	68.8	204.7

Investing Activities:
Capital expenditures	(6.0)	(6.2)
Acquisition payments	(14.3)	(0.1)
Proceeds from sale of subsidiary	40.0	—
Repayment of note receivable	15.0	—
Other	4.2	1.1

Net cash provided (used) by investing activities	38.9	(5.2)

Financing Activities:
Debt borrowings (repayments), net	(114.8)	(174.9)
Equity activity, net	1.1	0.5
Other	(10.2)	(11.1)

Net cash used by financing activities	(123.9)	(185.5)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	3.0

Net change in cash and cash equivalents	(16.5)	17.0
Cash and cash equivalents at the beginning of the period	112.3	86.3

Cash and cash equivalents at the end of the period	$95.8	$103.3

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	June 30,	December 31,
	2010	2009
Financial Leverage:
Income from operations	$178,402	$179,952
Depreciation and amortization	24,250	26,045

EBITDA	$202,652	$205,997

	June 30,	December 31,
	2010	2009
Current debt	$95,975	$93,977
Long-term debt	483,812	597,869
Debt discount related to convertible debentures(1)	180,131	182,689

Total debt including debt discount	$759,918	$874,535

Financial leverage ratio	3.7	4.2
Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by the trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA).

	Three Months	Six Months	Six Months
	Ended	Ended	Ended
	June 30,	June 30,	June 30,
	2010	2010	2009
Free Cash Flow:
(dollar amounts in millions)
Cash flow provided by operations	$0.1	$68.8	$204.7
Less: Capital expenditures	(3.8)	(6.0)	(6.2)

Free cash flow	$(3.7)	$62.8	$198.5

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
Gross Profit:

Net sales	$1,259.1	$1,159.2
Cost of goods sold (excluding depreciation and amortization)	1,016.2	935.3

Gross profit	$242.9	$223.9

Gross margin	19.3%	19.3%

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
Gross Profit:

Net sales	$2,407.7	$2,338.8
Cost of goods sold (excluding depreciation and amortization)	1,937.4	1,876.8

Gross profit	$470.3	$462.0

Gross margin	19.5%	19.8%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.